Exhibit 21

Gundle/SLT Environmental, Inc.

SUBSIDIARY LIST:

NAME	JURISDICTION
GSE International, Inc.	Delaware
GSE Lining Technology, Inc.	Delaware
GSE Clay Lining Technology Co.	South Dakota general partnership
GSE Lining Technology GmbH	Germany
GSE (UK) Limited	England
GSE Lining Technology Limited	England
Geoplastics Gesellschaft Fur Abdichtungssysteme GmbH	Germany
Deposita Folientechnik GmbH	Germany
Hyma/GSE Lining Technology Co.	Egypt
Hyma/GSE Manufacturing Co.	Egypt
GSE Lining Technology Company Ltd.	Thailand
GSE Lining Technology S.L.	Spain
GSE Australia Pty Ltd	Australia
GSE Gulf Offshore Ltd	British Virgin Islands
Deposita Folientechnik GmbH	Germany
Deposita Folientechnik GmbH	Germany
GSE Lining Technology (Canada) LTD	Canada
Bentofix Technologies, Inc.	Canada
Bentofix Technologies (USA) Inc.	Nevada